FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Fourth Quarter 2020 Results

ATLANTA – March 2, 2021 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the fourth quarter ended January 3, 2021.

Quarterly Highlights:

•Strong liquidity of $398 million at quarter end comprised of $103 million in cash and $295 million of availability under the revolving credit facility.
•Q4 2020 GAAP earnings per share of $0.33; Q4 2020 adjusted earnings per share of $0.27.
•Cash generated by operating activities of $22 million in Q4 2020.

"We continued to generate solid cash flow during the fourth quarter, despite operating in a soft demand environment due to the COVID-19 pandemic. We are encouraged by the accelerated pace of vaccinations globally and remain hopeful that people can return to a sense of normalcy," said Dan Hendrix, Chairman and CEO of Interface. "Selling activity has increased in recent weeks including a growing number of engagements and RFPs, a ramp up in sample activity and an increase in the number of return-to-work and renovation planning discussions. Our sales team is reporting an increase in overall conversations, offering a glimpse into the anticipated stabilization of our end markets. We are also seeing early signs of recovering demand in certain geographic regions including APAC and Europe and believe weakness in the U.S. market has bottomed out."

Hendrix continued, "As companies increasingly step up to address climate change with their own public carbon-focused stakeholder commitments, Interface is well positioned to offer high-design solutions that also advance these low-carbon goals. We are the only company in the space to offer a diverse portfolio of carbon neutral flooring products and cradle-to-gate carbon negative carpet tile products. In addition to other growth drivers, these products give our sales team a competitive advantage in the RFP process. We are encouraged by the growing demand for our carbon negative products, particularly from large global technology companies who are in expansion mode and eager to prioritize the sustainability of flooring products to meet their carbon commitments. The Interface team is passionate about sustainability and I would like to thank them for their perseverance this past year."

"We enter 2021 from a position of competitive and financial strength. Our balance sheet remains strong, bolstered by $119 million of cash generated from operations in 2020, and the significant reductions we made to our cost structure to create greater earnings potential as our end markets recover. We continue to have a tight handle on the operational and financial levers within our control and are well positioned for anticipated growth in the back of 2021," added Bruce Hausmann, CFO of Interface.

Fourth Quarter 2020 Financial Summary

Sales: Fourth quarter net sales were $277 million, down 18% versus $339 million in the prior year period. Declines in carpet tile were somewhat moderated by lesser declines in LVT and rubber flooring.

Gross profit margin was 35.0% in the fourth quarter, a decrease of 560 basis points from the prior year period. Adjusted gross profit margin was 35.5%, a decrease of 550 basis points from adjusted gross margin for the prior year period.

Fourth quarter SG&A expenses were $77 million, or 27.9% of net sales, compared to $98 million, or 28.8% of net sales in fourth quarter last year. Adjusted SG&A expenses were $73 million, or 26.2% of sales in fourth quarter 2020.

Operating Income: Fourth quarter operating income was $21 million, compared to operating income of $28 million in the prior year period. Fourth quarter 2020 adjusted operating income was $26 million versus adjusted operating income of $42 million in fourth quarter of 2019.

Net Income and EPS: On a GAAP basis, the company recorded net income of $20 million in the fourth quarter of 2020, or $0.33 per diluted share, compared to fourth quarter 2019 GAAP net income of $16 million, or $0.28 per diluted share. Fourth quarter 2020 adjusted net income was $16 million, or $0.27 per diluted share, versus fourth quarter 2019 adjusted net income of $27 million, or $0.46 per diluted share.

Adjusted EBITDA: In the fourth quarter of 2020, adjusted EBITDA was $37 million. This compares with adjusted EBITDA of $53 million in the fourth quarter of 2019.

Cash and Debt: The company had cash on hand of $103 million and total debt of $577 million at January 3, 2021, compared to $81 million of cash and $596 million of total debt at the end of fiscal year 2019.

Fiscal Year 2020 Financial Summary

Fiscal year 2020 includes 53 weeks, whereas fiscal year 2019 includes 52 weeks.

Sales: For the twelve months of 2020, net sales were $1.103 billion, down 18% versus $1.343 billion in the twelve months of 2019.

Operating Income or Loss: For the twelve months of 2020, the company reported operating loss of $39 million, compared with operating income of $131 million in the prior year period. Adjusted operating income was $110 million for 2020 versus adjusted operating income of $150 million in the twelve months of 2019.

Net Income and EPS: On a GAAP basis, the company recorded a net loss in 2020 of $72 million, or $1.23 per diluted share, compared to GAAP net income of $79 million, or $1.34 per diluted share in 2019. Adjusted net income in 2020 was $67 million, or $1.15 per diluted share, versus adjusted net income of $93 million, or $1.59 per diluted share in the prior year period.

Adjusted EBITDA: Adjusted EBITDA was $146 million for the twelve months of 2020, compared to adjusted EBITDA of $197 million in the prior year period.

Outlook

In the first quarter of 2021, the company anticipates net sales to decline both sequentially and year over year due to customary seasonality, continued effects of the COVID-19 pandemic, and the fact that the first quarter of 2020 had fourteen weeks of activity versus thirteen weeks of activity in the first quarter of 2021.

•Net sales anticipated to decline sequentially from the fourth quarter of 2020 to the first quarter of 2021 by approximately $25 million.
•First quarter 2021 adjusted gross profit percentage anticipated to be approximately 37% - 38%.
•Adjusted SG&A expense for the full year of 2021 is anticipated to be approximately $330 million.
•First quarter 2021 adjusted SG&A expense is anticipated to be approximately one fourth of $330 million.
•Interest & Other expense is anticipated to be $8-9 million per quarter in 2021.
•Adjusted effective tax rate for the full year of 2021 is anticipated to be approximately 27%.
•Fully diluted share count at the end of 2020 was 58.7 million shares.
•Capital expenditures are anticipated to be approximately $30 million for full year 2021, as the company has moderated capital spending plans.

Cost Reclassifications

As previously reported in the 2019 year-end earnings release, the company has reclassified and standardized cost categories globally as part of the implementation of a global financial consolidation system and the integration of nora®. The company determined that this change better reflects how management views and operates the business. This change results in the reclassification of certain expenses between Cost of Sales and Selling, General & Administrative Expenses. Starting in the first quarter of 2020, the reclassifications are presented retrospectively to make all periods comparable.

The following table summarizes the quarterly reclassifications:

(In thousands)	2019
	Q1	Q2	Q3	Q4	FYE
2019 Cost of Sales as reported in 2019	$182,290	$218,917	$212,590	$203,778	$817,575
2019 Cost of Sales as reported in 2020	181,166	216,777	210,608	201,511	810,062
Reclassification	(1,124)	(2,140)	(1,982)	(2,267)	(7,513)

2019 SG&A Expense as reported in 2019	99,011	95,698	91,414	95,481	381,604
2019 SG&A Expense as reported in 2020	100,135	97,838	93,396	97,748	389,117
Reclassification	1,124	2,140	1,982	2,267	7,513

Net Impact to Operating Income	$—	$—	$—	$—	$—

Webcast and Conference Call Information

The company will host a conference call on March 2, 2021, at 8:00 a.m. Eastern Time, to discuss its fourth quarter 2020 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at: https://event.on24.com/wcc/r/2947823/AE2AA88A89E793781AA5CDB288ED1A6A, or through the company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income, adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and adjusted operating income exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, severance and other charges and an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire, loss on the extinguishment of debt, loss on the discontinuance of interest rate swaps, and tax expenses/benefits associated with previously discontinued operations. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, severance, asset impairment and other charges and an SEC settlement fine. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, and nora purchase accounting amortization, an SEC settlement fine and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2021 first quarter and the statements regarding the full year 2021 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but are not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2019 and our subsequent Quarterly Reports on Form 10-Q for the periods ended April 5, 2020 and October 4, 2020: "Sales of our principal products have been and may continue to be affected by adverse economic cycles in the renovation and construction of commercial and institutional buildings"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "Our manufacturing and supply chain abilities may be adversely impacted by an extended shutdown of our operations in China due to the recent coronavirus outbreak"; "Large increases in the cost of petroleum-based raw materials could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "We have a significant amount of indebtedness, which could have important negative consequences to us"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Our earnings in a future period could be adversely affected by non-cash adjustments to goodwill, if a future test of goodwill assets indicates a material impairment of those assets"; "Changes to our facilities could disrupt our operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; “Future earnings could be negatively impacted by additional goodwill, intangible assets and property, plant and equipment impairments”; “We face risks associated with litigation and claims.”; and "We have a significant amount of debt. Our substantial indebtedness could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt."

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Statements of Operations	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	1/3/2021	12/29/2019	1/3/2021	12/29/2019

Net Sales	$276,946	$339,482	$1,103,262	$1,343,029
Cost of Sales	180,140	201,511	692,688	810,062
Gross Profit	96,806	137,971	410,574	532,967
Selling, General & Administrative Expenses	77,327	97,748	333,229	389,117
Restructuring Charges	(1,470)	12,275	(4,626)	12,947
Goodwill and Intangible Asset Impairment Charge	—	—	121,258	—
Operating Income (Loss)	20,949	27,948	(39,287)	130,903
Interest Expense	13,222	5,476	29,244	25,656
Other Expense	1,338	1,098	10,889	3,431
Income (Loss) Before Taxes	6,389	21,374	(79,420)	101,816
Income Tax Expense (Benefit)	(13,227)	4,942	(7,491)	22,616
Net Income (Loss)	$19,616	$16,432	$(71,929)	$79,200

Earnings (Loss) Per Share – Basic	$0.33	$0.28	$(1.23)	$1.34

Earnings (Loss) Per Share – Diluted	$0.33	$0.28	$(1.23)	$1.34

Common Shares Outstanding – Basic	58,668	58,421	58,547	58,943
Common Shares Outstanding – Diluted	58,668	58,427	58,547	58,948

Consolidated Balance Sheets
(In thousands)	1/3/2021	12/29/2019
Assets
Cash	$103,053	$81,301
Accounts Receivable	139,869	177,482
Inventory	228,725	253,584
Other Current Assets	23,747	35,768
Total Current Assets	495,394	548,135
Property, Plant & Equipment	359,036	324,585
Operating Lease Right-of Use Asset	98,013	107,044
Goodwill and Intangible Assets	253,536	346,474
Other Assets	100,032	96,811
Total Assets	$1,306,011	$1,423,049

Liabilities
Accounts Payable	$58,687	$75,687
Accrued Liabilities	105,739	140,652
Current Portion of Operating Lease Liabilities	13,555	15,914
Current Portion of Long-Term Debt	15,319	31,022
Total Current Liabilities	193,300	263,275
Long-Term Debt	561,251	565,178
Operating Lease Liabilities	86,468	91,829
Other Long-Term Liabilities	138,454	134,565
Total Liabilities	979,473	1,054,847
Shareholders’ Equity	326,538	368,202
Total Liabilities and Shareholders’ Equity	$1,306,011	$1,423,049

Consolidated Statements of Cash Flows	Twelve Months Ended
(In thousands)	1/3/2021	12/29/19
OPERATING ACTIVITIES
Adjustments to Reconcile Net Income to Cash Provided by Operating Activities:
Net Income/(Loss)	$(71,929)	$79,200
Depreciation and Amortization	45,920	44,932
Stock Compensation Amortization/(Benefit)	(502)	8,691
Loss on Disposal of Fixed Assets	4,996	—
Goodwill and Intangible Asset Impairment Charge	121,258	—
Bad Debt Expense	3,843	1,206
Amortization of Acquired Intangible Assets	5,457	5,903
Deferred Income Taxes and Other Non-Cash Items	(20,794)	(9,497)
Change in Working Capital
Accounts Receivable	40,090	(930)
Inventories	38,667	2,573
Prepaids and Other Current Assets	12,967	(9,691)
Accounts Payable and Accrued Expenses	(60,903)	19,381
Cash Provided by Operating Activities	119,070	141,768
INVESTING ACTIVITIES
Capital Expenditures	(62,949)	(74,647)
Other	1,260	425
Cash Used in Investing Activities	(61,689)	(74,222)
FINANCING ACTIVITIES
Revolving Loan Borrowing	110,000	90,000
Revolving Loan Repayments	(131,024)	(87,664)
Term Loan Repayments	(304,425)	(24,028)
Senior Notes Borrowing	300,000	—
Tax Withholding Payments for Share-Based Compensation	(1,511)	(3,278)
Proceeds from Issuance of Common Stock	93	60
Debt Issuance Costs	(7,896)	—
Payments for Debt Extinguishment Costs	(660)	—
Dividends Paid	(5,565)	(15,358)
Repurchase of Common Stock	—	(25,154)
Finance Lease Payments	(1,727)	(1,255)
Cash Used in Financing Activities	(42,715)	(66,677)
Net Cash Provided by Operating, Investing and Financing Activities	14,666	869
Effect of Exchange Rate Changes on Cash	7,086	(557)
CASH AND CASH EQUIVALENTS
Net Change During the Period	21,752	312
Balance at Beginning of Period	81,301	80,989
Balance at End of Period	$103,053	$81,301

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Fourth Quarter 2020			Fourth Quarter 2019			Fiscal Year 2020			Fiscal Year 2019
Net Sales as Reported (GAAP)	$276.9			$339.5			$1,103.3			$1,343.0
Impact of Changes in Currency	(9.0)			—			(7.1)			—
Organic Sales *	$268.0			$339.5			$1,096.1			$1,343.0

	Fourth Quarter 2020							Fourth Quarter 2019
				Adjustments						Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$96.8	$77.3	$20.9			$19.6	$0.33	$138.0	$27.9			$16.4	$0.28
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.3	1.3	1.3	(0.4)	0.9	0.02
Restructuring, Asset Impairment, Severance and Other Charges	—	(4.7)	3.2	3.2	(0.8)	2.4	0.04	—	12.3	12.3	(2.7)	9.6	0.16
Loss on Extinguishment of Debt	—	—	—	3.6	(0.9)	2.8	0.05	—	—	—	—	—	—
Loss on Discontinuance of Interest Rate Swaps	—	—	—	3.9	(0.9)	2.9	0.05	—	—	—	—	—	—
FIN 48 Release on Discontinued Ops	—	—	—	—	(12.7)	(12.7)	(0.22)	—	—	—	—	—	—
Adjustments Subtotal *	1.4	(4.7)	4.6	12.1	(15.7)	(3.6)	(0.06)	1.3	13.6	13.6	(3.1)	10.5	0.18
Adjusted (non-GAAP) *	$98.2	$72.7	$25.6			$16.0	$0.27	$139.3	$41.5			$26.9	$0.46

	Fiscal Year 2020							Fiscal Year 2019
				Adjustments						Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$410.6	$333.2	$(39.3)			$(71.9)	$(1.23)	$533.0	$130.9			$79.2	$1.34
Non-GAAP Adjustments
Purchase Accounting Amortization	5.5	—	5.5	5.5	(1.6)	3.9	0.07	5.9	5.9	5.9	(1.7)	4.2	0.08
Goodwill and Intangible Asset Impairment	—	—	121.3	121.3	(1.5)	119.8	2.05	—	—	—	—	—	—
Restructuring, Asset Impairment, Severance and Other Charges	—	(21.3)	16.7	16.7	(3.4)	13.2	0.23	—	12.9	12.9	(2.8)	10.1	0.17
Change in Equity Award Forfeiture Accounting	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02	—	—	—	—	—	—
Warehouse Fire Loss	—	—	—	4.2	(1.0)	3.2	0.05	—	—	—	—	—	—
Loss on Extinguishment of Debt	—	—	—	3.6	(0.9)	2.8	0.05	—	—	—	—	—	—
Loss on Discontinuance of Interest Rate Swaps	—	—	—	3.9	(0.9)	2.9	0.05	—	—	—	—	—	—
FIN 48 Release on Discontinued Ops	—	—	—	—	(12.7)	(12.7)	(0.22)	—	—	—	—	—	—
SEC Fine	—	(5.0)	5.0	5.0	—	5.0	0.09	—	—	—	—	—	—
Adjustments Subtotal *	5.5	(27.7)	149.8	161.5	(22.4)	139.1	2.38	5.9	18.9	18.9	(4.6)	14.3	0.25
Adjusted (non-GAAP) *	$416.0	$305.5	$110.5			$67.2	$1.15	$538.9	$149.8			$93.5	$1.59

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Fourth Quarter 2020	Fourth Quarter 2019	Fiscal Year 2020	Fiscal Year 2019
Net Income (Loss) as Reported (GAAP)	$19.6	$16.4	$(71.9)	$79.2
Income Tax Expense (Benefit)	(13.2)	4.9	(7.5)	22.6
Interest Expense	13.2	5.5	29.2	25.7
Depreciation and Amortization (excluding debt issuance cost amortization)	12.1	10.6	43.8	42.0
Stock Compensation Amortization (Benefit)	0.9	2.2	(0.5)	8.7
Purchase Accounting Amortization	1.4	1.3	5.5	5.9
Goodwill and Intangible Asset Impairment	—	—	121.3	—
Restructuring, Asset Impairment, Severance and Other Charges	3.2	12.3	16.7	12.9
Warehouse Fire Loss	—	—	4.2	—
SEC Fine	—	—	5.0	—
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$37.2	$53.3	$145.7	$197.0

	As of 1/3/21
Total Debt	$576.6
Total Cash on Hand	(103.1)
Total Debt, Net of Cash on Hand (Net Debt)	$473.5

	1/3/2021
Total Debt / Fiscal Year 2020 Net Income (Loss)	(8.0x)
Net Debt / Fiscal Year 2020 AEBITDA	3.2x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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